------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[X] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
    CARVER, JR. ROY J.                   |        MET-COIL SYSTEMS CORPORATION    (3METS)  |       X   Director     X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
   % MET-COIL SYSTEMS CORPORATION        |   Reporting Person,   |                         |           Other (specify below)
   5486 SIXTH STREET S.W.                |   if an Entity        |     JUNE 2000           |     -----
                                         |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
  CEDAR RAPIDS, IA 52404                 |    ###-##-####        |     (Month/Year)        |    Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   U   |       | 672,423|   D  |    7.10  |           0 |  D       |  (5)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   U   |       | 120,000|   D  |    7.10  |           0 |  I       | (3) BY
                                      |              |       |       |        |      |          |             |          | TRUST
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   U   |       |    740 |   D  |    7.10  |           0 |  I       | (1) BY
                                      |              |       |       |        |      |          |             |          | SPOUSE
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   D   |       |  3,949 |   D  | 2.03-6.10|        3,949|  D       |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   F   |       |  1,984 |   D  |    7.10  |       1,965 |  D       |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 COMMON STOCK                         |   6/1/00     |   U   |       |  1,965 |   D  |    7.10  |           0 |  D       |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
STOCK OPTIONS           |        2.03 | 06/01/00 |   D   |    |        |    246  |Apr-97 |  (4)   | Stock  |     246   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        2.04 | 06/01/00 |   D   |    |        |    196  |May-97 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     196   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        2.53 | 06/01/00 |   D   |    |        |    375  |Aug-97 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     375   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.25 | 06/01/00 |   D   |    |        |    400  |Oct-97 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     400   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.12 | 06/01/00 |   D   |    |        |    160  |Feb-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     160   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.21 | 06/01/00 |   D   |    |        |    125  |Feb-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     125   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.21 | 06/01/00 |   D   |    |        |    125  |Feb-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     125   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.33 | 06/01/00 |   D   |    |        |    150  |Apr-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     150   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.27 | 06/01/00 |   D   |    |        |    122  |May-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     122   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.45 | 06/01/00 |   D   |    |        |    188  |Jun-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     188   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.78 | 06/01/00 |   D   |    |        |    172  |Aug-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     172   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.59 | 06/01/00 |   D   |    |        |    218  |Oct-98 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     218   |
------------------------------------------------------------------------------------------------------------------------------------

9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
--------------------------------------------------------------------------
Explanation of Responses:
1. Reporting person disclaims beneficial ownership of these shares.
2. Shares are presently exercisable, conversion 1 share to 3 shares common, no expiration.
3. Reporting person disclaims beneficial ownership of these shares, which are held for the benefit of the John A. Carver Trust. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
4. Shares granted through Non-Employee Director Stock Option Plan, immediately exercisable, expires earlier of 10 years from date of grant or 90 days following termination of Board service.

                                                                                        --------------------------------  -------
                                                                                        Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
STOCK OPTIONS           |        4.76 | 06/01/00 |   D   |    |        |    137  |Oct-98 |  (4)   | Stock  |     137   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.94 | 06/01/00 |   D   |    |        |    126  |Jan-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     126   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.00 | 06/01/00 |   D   |    |        |    100  |Jan-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     100   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.75 | 06/01/00 |   D   |    |        |    133  |Apr-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     133   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        3.81 | 06/01/00 |   D   |    |        |    170  |Jun-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     170   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.50 | 06/01/00 |   D   |    |        |    144  |Jul-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     144   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.81 | 06/01/00 |   D   |    |        |    103  |Aug-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     103   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.94 | 06/01/00 |   D   |    |        |     81  |Sep-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |      81   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.63 | 06/01/00 |   D   |    |        |    216  |Oct-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     216   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        4.88 | 06/01/00 |   D   |    |        |    133  |Oct-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |     133   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        5.00 | 06/01/00 |   D   |    |        |     80  |Oct-99 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |      80   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
STOCK OPTIONS           |        6.13 | 06/01/00 |   D   |    |        |     49  |Jan-00 |  (4)   | Common |           |
                        |             |          |       |    |        |         |       |        | Stock  |      49   |
------------------------------------------------------------------------------------------------------------------------------------


9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
------------------|------------------------|------------------------------
       0          |            D           |
--------------------------------------------------------------------------
Explanation of Responses:
1. Reporting person disclaims beneficial ownership of these shares.
2. Shares are presently exercisable, conversion 1 share to 3 shares common, no expiration.
3. Reporting person disclaims beneficial ownership of these shares, which are held for the benefit of the John A. Carver Trust. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
4. Shares granted through Non-Employee Director Stock Option Plan, immediately exercisable, expires earlier of 10 years from date of grant or 90 days following termination of Board service.

                                                                                        --------------------------------  -------
                                                                                        Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)